EXHIBIT 23.6
Certified Public Accountants
633 Third Avenue, New York, NY 10017
212-315-5000                 Fax: 212-397-5832
October 15, 2007
Eureka Broadband Corporation
39 Broadway, 19th Floor
New York, NY 10006
And
Broadview Networks Holdings, Inc.
800 Westchester Ave
5th Floor
Rye Brook, NY 10573
Attn: Corey Rinker
RE: CONSENT OF INDEPENDENT ACCOUNTANTS
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 12, 2007, relating to the consolidated financial statements of Eureka Broadband Corporation in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-142946) and related Prospectus of Broadview Network Holdings, Inc. and Subsidiaries for the registration of $300,000,000 aggregate principal amount of its Senior Secured Notes due 2012.
Very truly yours,
/s/ Salibello & Broder LLP
Salibello & Broder LLP